                                                                    EXHIBIT 99.1

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF DELAWARE

IN RE:                                          )  Chapter 11
                                                )
ZANY BRAINY, INC., et al.,                      )  Case No. 01-1749(SLR)
                   -- ---
                                                )
         Debtors.                               )
                                                )  Jointly Administered
                                                )
                                                )



          JOINT DISCLOSURE STATEMENT PURSUANT TO SECTION 1125 OF THE
              BANKRUPTCY CODE RELATING TO THE JOINT CONSOLIDATED
                    LIQUIDATING PLAN OF REORGANIZATION OF
           ZANY BRAINY, INC., CHILDREN'S PRODUCTS, INC., CHILDREN'S
             DEVELOPMENT INC., NOODLE KIDOODLE, INC., CHILDREN'S
                 DISTRIBUTION, LLC AND ZANY BRAINY DIRECT LLC
                 --------------------------------------------

                           DISCLAIMER AND ENDORSEMENT

     THE DEBTORS AND THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS STRONGLY RECOMMEND APPROVAL OF THE PLAN. THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN AND MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN.

     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS ANNEXED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND RULE 3001(c) OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF ZANY BRAINY, INC. OR ONE OF ITS DIRECT OR INDIRECT SUBSIDIARIES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NONBANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF

CLAIMS AGAINST, OR EQUITY INTERESTS IN, ZANY BRAINY, INC. OR ANY OF ITS DIRECT OR INDIRECT SUBSIDIARIES.

                               TABLE OF CONTENTS

                                                                                                       PAGE
I.    INTRODUCTION....................................................................................    1

II.   THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES..........................................    2
      A.    Definitions...............................................................................    2
      B.    Notice to Holders of Claims and Holders of Interests......................................    2
      C.    Solicitation Package......................................................................    3
      D.    Voting Procedures, Ballots and Voting Deadline............................................    3
      E.    Confirmation Hearing and Deadline for Objections to Confirmation..........................    4

III.  HISTORY OF ZANY BRAINY AND COMMENCEMENT OF THE CASE.............................................    5
      A.    Background and History....................................................................    5
      B.    Events Leading to the Debtors' Bankruptcy.................................................    6

IV.   THE CHAPTER 11 CASES............................................................................    7
      A.    First Day Orders..........................................................................    7
      B.    Appointment of Committee..................................................................    8
      C.    Debtor-in-Possession Financing............................................................    8
      D.    The Right Start Transaction...............................................................    9
      E.    Matters Relating to Unexpired Leases of Non-Residential Real Property.....................   11
      F.    Executory Contract Issues.................................................................   13
      G.    Establishment of Bar Date.................................................................   15
      H.    Substantive Consolidation.................................................................   15
      I.    546(g)* Returns Program...................................................................   15

V.    SUMMARY OF THE LIQUIDATION PLAN OF REORGANIZATION...............................................   17
      A.    Overall Structure of the Plan.............................................................   17
      B.    Classification and Treatment of Claims and Interests......................................   17
      C.    Implementation of the Plan................................................................   19

VI.   PROVISIONS FOR EXECUTION AND IMPLEMENTATION OF THE PLAN.........................................   23
      A.    Plan Funding..............................................................................   23
      B.    Substantive Consolidation.................................................................   24
      C.    Officers and Directors....................................................................   26
      D.    Bylaws and Articles of Incorporation......................................................   26
      E.    Operations of the Debtors Between the Confirmation Date and the Final Payment Date........   26

      F.    Dissolution of Committee and Formation of Liquidating Committee...........................   26
      G.    Distributions Under the Plan..............................................................   26
      H.    Releases and Settlements of Claims........................................................   29
      I.    Executory Contracts and Unexpired Leases..................................................   31
      J.    Preservation of Causes of Action..........................................................   32
      K.    Cancellation of Zany Brainy Common Stock and Agreements...................................   32
      L.    Exclusive Period..........................................................................   33
      M.    Bankruptcy Code Exemption from Registration...............................................   33

VII.  CERTAIN FACTORS TO BE CONSIDERED................................................................   36
      A.    General Considerations....................................................................   36
      B.    Certain Bankruptcy Considerations.........................................................   36
      C.    Sales of Right Start Shares in the Public Market Could Lower Stock Price..................   36
      D.    Value of Right Start Shares Unknown.......................................................   37
      E.    Additional Risks Related to the Right Start Shares........................................   37
      F.    Information About Right Start.............................................................   37

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN.............................................   38
      A.    Federal Income Tax Consequences to the Debtors............................................   38
      B.    Federal Income Tax Consequences to Holders of Claims......................................   39
      C.    Federal Income Tax Consequences to Holders of Zany Brainy Common Stock Interests..........   39

IX.   FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS.....................................   39
      A.    Feasibility of the Plan...................................................................   39
      B.    Acceptance of the Plan....................................................................   39
      C.    Best Interest of Holders of Claims........................................................   40
      D.    Liquidation Analysis......................................................................   41
      E.    Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative.......   41
      F.    Conditions to Confirmation and/or Consummation............................................   42
      G     Waiver of Conditions to Confirmation and/or Consummation..................................   43
      H.    Retention of Jurisdiction.................................................................   43

X.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN.......................................   44
      A.    Continuation of the Chapter 11 Cases......................................................   44
      B.    Alternative Plans of Reorganization.......................................................   45
      C.    Liquidation Under Chapter 7 or Chapter 11.................................................   45

XI.   VOTING REQUIREMENTS.............................................................................   45
      A.    Parties in Interest Entitled to Vote......................................................   46
      B.    Classes Impaired Under the Plan...........................................................   47

XII.  CONCLUSION......................................................................................   48
      A.    Hearing on and Objections to Confirmation.................................................   48
      B.    Recommendation............................................................................   49

                                  APPENDICES
                                  ----------

Appendix A - Joint Consolidated Liquidating Plan of Reorganization

Appendix B - Historical Financial Information

Appendix C - Liquidation Analysis

Appendix D - Right Start Asset Purchase Agreement

Appendix E - Conditional Employment Agreement

Appendix F - PNC Stipulation

         DISCLOSURE STATEMENT WITH RESPECT TO THE JOINT CONSOLIDATED
                      LIQUIDATING PLAN OF REORGANIZATION
                      ----------------------------------

I.   INTRODUCTION

     Zany Brainy, Inc. ("Zany Brainy"), Children's Product, Inc., Children's Development Inc., Noodle Kidoodle, Inc., Children's Distribution, LLC and Zany Brainy Direct LLC (collectively, the "Debtors") and the Official Committee of Unsecured Creditors (the "Committee") jointly submit this disclosure statement (the "Disclosure Statement") pursuant to Section 1125 of the United States Bankruptcy Code (the "Bankruptcy Code"), for use in the solicitation of votes on the Joint Consolidated Liquidating Plan of Reorganization (the "Plan") proposed by the Debtors and the Committee, that was filed with the United States District Court for the District of Delaware (the "Bankruptcy Court") on December 17, 2001, a copy of the Plan is annexed to this Disclosure Statement as Appendix A.

     This Disclosure Statement sets forth certain information regarding the Debtors' pre-petition history, significant events that have occurred during the Chapter 11 Cases and the anticipated liquidation of remaining assets. This Disclosure Statement also describes the Plan, including certain alternatives to the Plan, certain effects of confirmation of the Plan and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims as defined by reference below in impaired Classes as defined by reference below must follow for their votes to be counted.

     FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISK AND OTHER FACTORS PERTAINING TO THE PLAN AS IT RELATES TO HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS, PLEASE SEE SECTION V "SUMMARY OF THE LIQUIDATING PLAN OF
REORGANIZATION" AND SECTION VII "CERTAIN FACTORS TO BE CONSIDERED."

     THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATED TO THE PLAN, CERTAIN EVENTS IN THE CHAPTER 11 CASES AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT THE PLAN AND RELATED DOCUMENT SUMMARIES ARE FAIR AND ACCURATE, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR STATUTORY PROVISIONS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS' MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS ARE UNABLE TO WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED HEREIN, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY INACCURACY OR OMISSION.

II.  THE BANKRUPTCY PLAN VOTING INSTRUCTIONS AND PROCEDURES

     A.   Definitions

     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan.

     B.   Notice to Holders of Claims and Holders of Interests

     This Disclosure Statement is being transmitted to certain holders of Claims against, or Interests in, the Debtors. The purpose of this Disclosure Statement is to provide adequate information to enable you, as the holder of a Claim against, or Interest in, the Debtors to make a reasonably informed decision with respect to the Plan prior to exercising your right to vote to accept or reject the Plan.

     On January 15, 2002, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient detail adequate to enable the holders of Claims against, and Interests in, the Debtors to make an informed judgment with respect to acceptance or rejection of the Plan. THE BANKRUPTCY COURT'S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

     ALL HOLDERS OF CLAIMS AGAINST AND INTERESTS IN THE DEBTORS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN. This Disclosure Statement contains important information about the Plan, considerations pertinent to acceptance or rejection of the Plan, and developments concerning the Chapter 11 Cases.

     THIS DISCLOSURE STATEMENT IS THE ONLY DOCUMENT AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein.

     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS BY ITS NATURE FORWARD LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL, FUTURE RESULTS. THE DEBTORS ASSUME NO OBLIGATION TO UPDATE THE FORWARD LOOKING STATEMENTS INCLUDED IN THIS DISCLOSURE STATEMENT.

     This Disclosure Statement does not reflect any events that may occur subsequent to the date upon which the Bankruptcy Court approves it and that may have a material impact on the information contained in this Disclosure Statement. Further, neither the Debtors nor the Committee anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences. Accordingly, the delivery of this Disclosure Statement shall not under any circumstance imply that the information herein is correct or complete as of any time subsequent to the date upon which the Bankruptcy Court approves the Disclosure Statement.

     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

     C.   Solicitation Package

     Accompanying this Disclosure Statement are copies of (i) the Plan, (ii) the notice of, among other things, the time for submitting ballots to accept or reject the Plan, the date, time and place of the hearing to consider the confirmation of the Plan and related matters, and the time for filing objections to the confirmation of the Plan (the "Confirmation Hearing Notice") and (iii) one or more ballots (and return envelopes) to be used by you in voting to accept or to reject the Plan.

     D.   Voting Procedures, Ballots and Voting Deadline

     After carefully reviewing the Plan, this Disclosure Statement and the detailed instructions accompanying your ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the enclosed ballot. Please complete and sign your original ballot (copies will not be accepted) and return it in the envelope provided.

     Each ballot has been coded to reflect the Class of Claims or Class of Interests it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot or ballots sent to you with this Disclosure Statement.

     IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT AND RECEIVED NO LATER THAN FEBRUARY 26, 2002, at 5:00 P.M. EASTERN
               --------
TIME (THE "VOTING DEADLINE") BY BANKRUPTCY SERVICES, LLC (THE "VOTING AGENT" OR "BSI"). DO NOT RETURN ANY STOCK CERTIFICATES OR DEBT INSTRUMENTS WITH YOUR BALLOT.

     If you have any questions about (i) the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or
(ii) the amount of your Claim, or if you wish to obtain, at your expense, unless otherwise specifically required by Federal Rule of Bankruptcy Procedure 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents, please contact:

                           Bankruptcy Services, LLC
                        70 East 55th Street, 6th Floor
                           New York, New York 10022
                            Attention: Kathy Gerber

             FOR FURTHER INFORMATION AND INSTRUCTION ON VOTING TO
       ACCEPT OR REJECT THE PLAN, SEE SECTION XI "VOTING REQUIREMENTS."

     E.   Confirmation Hearing and Deadline for Objections to Confirmation

     Pursuant to Section 1128 of the Bankruptcy Code and Federal Rule of Bankruptcy Procedure 3017(c), the Bankruptcy Court has scheduled the Confirmation Hearing for March 6, 2002, at 5:00 p.m. before the Honorable Sue L. Robinson, Chief United States District Judge at the J. Caleb Boggs Federal Building, 844 North King Street, Wilmington, Delaware 19801. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be filed with the Clerk of the Bankruptcy Court and served so that they are RECEIVED on or before February 26, 2002, at 4:00 p.m. by:

          Counsel for the Debtors
          Morgan, Lewis & Bockius LLP
          1701 Market Street
          Philadelphia, PA 19103
          Attention: Michael A. Bloom, Esquire

                     and

          Richards, Layton & Finger, P.A.
          One Rodney Square
          920 North King Street
          Wilmington, DE 19801
          Attention: Mark D. Collins, Esquire

          Counsel for the Committee/Liquidating Committee
          Traub, Bonaquist & Fox LLP
          655 Third Avenue, 21st Floor
          New York, NY 10017
          Attention: Michael S. Fox, Esquire

                     and

          Reed Smith, LLP
          1201 Market Street, Suite 1500
          Wilmington, DE 19801
          Attention: Kurt Gwynn, Esquire

          United States Trustee
          United States Trustee's Office
          The Curtis Center
          601 Walnut Street, Suite 950 West
          Philadelphia, PA 19106
          Attention: David L. Buchbinder, Esquire

III. HISTORY OF THE DEBTORS AND COMMENCEMENT OF THE CHAPTER 11 CASES

     A.   Background and History

     Zany Brainy was a leading specialty retailer of high quality toys, games, books and multimedia products for kids. It sold products that entertained, educated and sparked the imaginations of children up to 12 years of age. Zany Brainy was incorporated in 1991 and opened its first store in Wynnewood, Pennsylvania in the same year. Zany Brainy opened 27 new stores during the year ended February 3, 2001 and, as of May 17, 2001, it operated 187 stores in 34 states.

     The Debtors had a significant presence in the mid-Atlantic region, including Delaware, Pennsylvania, Maryland, New Jersey and New York with 52 retail stores in these states. The Debtors derived significant sales from these stores. Additionally, as of April 25, 2001, the Debtors employed 1,147 people in these states, including those working in retail stores, the distribution centers and the corporate center.

     For the fiscal year ended February 3, 2001, on a consolidated basis, Zany Brainy reported net sales of approximately $400.5 million. As of February 3, 2001, its books and records reflected, on a book value basis, approximate total assets of $200.9 million and liabilities of $119.5 million.

     B.   Events Leading to the Debtors' Bankruptcy

          1.   Zany Brainy's Disappointing Financial Performance

     The Debtors' rapid growth in fiscal 2000, which included the acquisition of 60 Noodle Kidoodle stores, the opening of 25 new Zany Brainy stores and a substantial investment in the Debtors' internet strategy presented significant operational challenges. These factors, along with a difficult retail climate, compounded by an absence of a "hot" product, led to a decline in sales which caused liquidity issues which contributed to the Debtors' inability to pay creditors and resulted in defaults of debt covenants.

          2.   Defaults Under the Pre-Petition Credit Facility

     In July 2000, the Debtors entered into a three-year credit facility (the "Credit Facility") with Congress Financial Corporation ("Congress") covering a maximum principal amount of $115.0 million, secured by inventories and other assets, subject to a borrowing base, as defined as a percentage of eligible inventories.

     Under the Credit Facility, the Debtors' borrowing availability was tied to a seasonal percentage of eligible inventory. Such formula included a limitation that the Debtors could not borrow any amounts that exceeded the lessor of (a) 65% of eligible inventory or (b) 85% of the appraisal value of eligible inventory, subject to additional reserves imposed by Congress.

     In January 2001, the appraiser retained by Congress appraised the Debtors' inventory at a value which adversely impacted the borrowing availability of the Debtors. In response, the Debtors attempted to negotiate with the bank to allow them greater borrowing availability under the Credit Facility.

     On February 28, 2001, Zany Brainy received a letter from Congress under the Credit Facility notifying it that it failed to comply with a number of covenants under the Credit Facility and that such failures constituted events of default under the Credit Facility. On March 9, 2001, Congress notified Zany Brainy that, as a result of the events of default, the interest rate for the loans under the Credit Facility was being increased to the default rate of interest, which was the prime rate plus 200 basis points. This increase in interest rate together with the reduction of borrowing availability and the above-stated inability to pay debts caused the Debtors ultimately to seek Bankruptcy Court protection.

     For a further description of the Debtors' historical operations and financial results, reference should be made to Zany Brainy's 10-K for the fiscal year ended February 3, 2001. Also included as Appendix B to the Disclosure Statement are balance sheets, profit and loss statements and statements of cash flows from Zany Brainy's Annual Reports on Form10-K covering the fiscal years ended 1999 and 2000.

          3.   The Standstill Agreement

     Zany Brainy began to experience financial trouble, and found that it was becoming more difficult to meet debts as they became due. On March 15, 2001, the Debtors held a meeting with their largest trade and expense creditors. Following the meeting, an informal committee of creditors was formed (the "Informal Committee"). All members of the Informal Committee agreed to a standstill agreement pursuant to which they agreed to forebear from taking any action to collect on their past due debts for a period of two weeks. The standstill agreement was extended three times, until May 7, 2001.

IV.  THE CHAPTER 11 CASES

     On May 15, 2001 (the "Petition Date"), the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States District Court for the District of Delaware. Since the Petition Date, the Debtors have continued to operate as debtors-in-possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. While the Debtors are authorized to operate in the ordinary course of business, transactions out of the ordinary course of business have required Bankruptcy Court approval. In addition, the Bankruptcy Court has supervised the Debtors' employment of attorneys, accountants, financial advisors and other professionals.

     An immediate effect of the filing of the Debtors' bankruptcy petitions was the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoined the commencement or continuation of all collection efforts by creditors, the enforcement of liens against the Debtors' property and the continuation of litigation against the Debtors. This relief provided the Debtors with the "breathing room" necessary to assess and reorganize their businesses and identify potential purchasers of Assets. The automatic stay remains in effect, unless modified by the Bankruptcy Court, until consummation of the Plan.

     A.   First Day Orders

     The Debtors filed numerous motions on the Petition Date seeking the relief provided by certain so-called "first day orders" (the "First Day Orders"). First Day Orders are intended to ensure a seamless transition between a debtor's pre-petition and post-petition business operations by approving certain normal business conduct that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court. The First Day Orders in these Chapter 11 Cases authorized, among other relief:

     . the maintenance of the Debtors' bank accounts and cash management systems substantially as they existed prior to the Petition Date;

     .    the payment of accrued pre-petition wages and employee benefit claims;

     . the Debtors' right to obtain interim and final debtor-in-possession financing;

     . the continuation of utility services during the pendency of the Chapter 11 Cases and establishing procedures for determining requests for additional assurance in the form of security deposits.

     .    the continuation of certain customer programs;

     .    the joint administration of each of the Debtors' bankruptcy cases;

     .    the payment of pre-petition sales and use taxes; and

     . the extension of time within which to file schedules, lists and statements of financial affairs.

     The Debtors retained the law firms of Morgan, Lewis & Bockius LLP and Richards, Layton & Finger, P.A. as co-counsel, which retentions were approved by the Bankruptcy Court on June 15, 2001. The Debtors also retained, with Bankruptcy Court approval, FTI/Policano & Manzo, LLC as their financial advisors and Arthur Andersen LLP as auditor and tax consultant.

     B.   Appointment of Committee

     On May 25, 2001, the Office of the United States Trustee (the "United States Trustee") convened a meeting of creditors for the purpose of forming a committee of the Debtors' unsecured creditors. On that date, the United States Trustee approved the formation of the Official Committee of Unsecured Creditors of Zany Brainy, et al. (the "Committee"). The Committee currently is comprised
                -----
of the following members: Ingram Book Group Inc.; Learning Curve International; Lego Systems, Inc.; Mattel, Inc.; Valley Media, Inc.; Ty Inc. and Infograms, Inc.

     The Committee retained the law firms of Traub, Bonacquist & Fox, LLP and Reed Smith, LLP as co-counsel, which retentions were approved by the Bankruptcy Court on June 27, 2001 and June 29, 2001, respectively. The Committee also retained, with Bankruptcy Court approval, Richard Cartoon, LLC as its financial advisors.

     C.   Debtor-in-Possession Financing

     In connection with the Chapter 11 filing, and in an effort to maintain the business as a going concern, the Debtors obtained a two-year $115.0 million debtor-in-possession credit facility (the "DIP Facility") from Wells Fargo Retail Finance, LLC, as Agent for itself and other lenders that may join the credit facility from time-to-time (the "DIP Lender"). The DIP Facility was secured by substantially all of the Debtors' Assets. The DIP Facility included a credit line of up to $100 million bearing interest at the prime rate plus 1.75% or at an annual rate of LIBOR plus 3.5%, and an additional line of credit of $15.0 million bearing interest at 14.5% per annum.

     In conjunction with the institution of the DIP Facility, the Debtors repaid all outstanding borrowings under its Credit Facility with Congress, and terminated that facility on May 17, 2001.

     D.   The Right Start Transaction

          1.   The Waterton Offer

     On July 10, 2001, Zany Brainy announced that it had entered into an agreement with Waterton Management, LLC ("Waterton"). Under the terms of the agreement, upon receiving Bankruptcy Court approval, the Debtors would transfer substantially all of their employees, Assets and certain liabilities, including post-petition trade payables and store leases, to a newly created subsidiary whose operations were not subject to the Bankruptcy Court proceedings (the "Waterton Transaction"). Waterton was to arrange for a new secured loan facility for this subsidiary. The Debtors planned to utilize Cash received from the new subsidiary to pay off its DIP Facility, to pay certain other expenses and obligations and to fund payments to their unsecured creditors.

          2.   The Competing Overbid

     On August 13, 2001, the Debtors received from The Right Start, Inc. ("Right Start") a competing overbid to purchase all of the Assets which were the subject of the Waterton transaction. Right Start is a publicly traded company which, at an earlier point in negotiations, had negotiated jointly with Waterton to effectuate a purchase of Zany Brainy or all or substantially all of its Assets.

          3.   The Right Start Offer

     On August 16, 2001, the Bankruptcy Court approved a sale of substantially all of the Debtors' Assets and the assumption of certain of the Debtors' liabilities (including performance under the 546(g)* program discussed below) to ZB Company, Inc. ("ZBCI"), an affiliate of Right Start (the "Right Start Transaction"). Although the Debtors had announced their intention to proceed with the Waterton Transaction, the Bankruptcy Court determined that the proposed Right Start Transaction represented the highest and best offer for the Debtors' Assets and ordered the sale of the Debtors' Assets to ZBCI.

     On September 6, 2001, the Debtors completed the sale of substantially all of their Assets to ZBCI through a sale of Assets and assignment of liabilities pursuant to Sections 363 and 365 of the Bankruptcy Code. Pursuant to the Asset Purchase Agreement dated August 31, 2001 by and among the Debtors, Right Start, and ZBCI, (the "Right Start Asset

Purchase Agreement"), ZBCI and Right Start agreed to pay the following consideration: $7.5 million in cash and 1.1 million shares (the "Right Start Shares") of Common Stock of Right Start (the "Right Start Common Stock") to the Debtors' estates for the benefit of the unsecured creditors (the cash portion will be paid in three equal installments); $65.8 million (excluding renewed letters of credit) to the DIP Lender, which amount was the full repayment of all outstanding borrowings under the DIP Facility and the DIP Facility was terminated; $4.2 million which was offset by payments due to investors; $2.1 million paid into an escrow at the closing for Zany Brainy employees' retention bonuses; and certain other amounts. Additionally, ZBCI assumed certain other liabilities estimated at $30.7 million consisting of post-petition trade payables, settlement amounts, bankruptcy-related, pre-closing professional and transaction fees, sales and payroll taxes, accrued salaries and employee benefit obligations and customer gift certificates and merchandise credits. A true and correct copy of the Right Start Asset Purchase Agreement is attached hereto and incorporated herein as Appendix D.

     As a result of the Right Start Transaction, the majority of the Debtors' employees were hired by Right Start. The acquisition was financed with the proceeds of certain investments and the Loan and Security Agreement between Wells Fargo Retail Finance, LLC and ZBCI, dated September 5, 2001 (the "ZB Credit Facility").

          4.   The Right Start

     The following information about Right Start has been provided by the Right Start for inclusion in the Disclosure Statement.

     Right Start is a specialty retailer of high quality developmental, educational and care products for infants and children. Through its acquisition of substantially all the assets of Zany Brainy, Right Start has expanded its business to include educational products, toys, games, books and multimedia products for children up to age 12. In addition, on January 7, 2002, Right Start purchased certain assets and assumed certain liabilities of F.A.O. Schwarz and its online and catalog affiliate, Quality Fulfillment Services, Inc. (collectively, "FAO"). F.A.O. is a premier upscale retailer of toys in the United States. Established in 1862, FAO has focused its efforts on being a retailer of unique, high quality, exclusive products in playful, interactive, fun selling environments staffed with knowledgeable and attentive sales personnel.

     Retail store sales for Right Start for the thirteen-week period ending November 3, 2001, were $57.2 million versus retail store sales of $9.9 million for the thirteen weeks ended October 28, 2000. Same store sales, or sales for stores open at least 14 months, decreased 5.8% for the Right Start division, while the Zany Brainy division reported a same-store sales decline of 6.4% for the period of September 5, 2001, to November 3, 2001.

     Retail store sales for Right Start for the thirty-nine weeks ended
November 3, 2001, were $80.2 million versus retail store sales of $31.0 million last year. For the thirty-nine-week period, same store sales for the Right Start division decreased 3.5%, while the Zany Brainy division reported a same-store sales decline of 11.0% on a pro-forma basis, assuming the Zany Brainy acquisition had been completed at the beginning of the fiscal year.

     For the three months ended November 3, 2001, Right Start reported a consolidated operating loss of $7.7 million consisting of an operating loss of $1.7 million for the Right Start division and an operating loss of $6.0 million for the Zany Brainy division for the period from September 5, 2001, to November 3, 2001. Included in the operating loss for the Zany Brainy division was a loss of $0.8 million related to the closing of 15 stores and costs and expenses of $0.1 million related to the integration of Zany Brainy with the Right Start. Included in Right Start's consolidated net loss of $9.9 million was $1.4 million in cash interest expense and an additional $0.8 million in non-cash interest amortization for the period in connection with the issuance of junior subordinated convertible pay-in-kind notes.

     For the nine months ended November 3, 2001, Right Start reported a consolidated operating loss of $9.9 million consisting of an operating loss of $4.0 million for the Right Start division and an operating loss of $6.0 million for the Zany Brainy division for the period from September 5, 2001 to November 3, 2001. Included in the operating loss for the Zany Brainy division were losses of $0.8 million related to the closing of 15 stores and costs and expenses of $0.1 million related to the integration of Zany Brainy with Right Start. Included in Right Start's consolidated net loss of $12.6 million was $1.8 million in cash interest expense and an additional $0.8 million in non-cash interest amortization for the period in connection with the issuance of junior subordinated convertible pay-in-kind notes.

     For the three and nine month periods ending November 3, 2001, Right Start reported a net loss attributable to common shares of $4.07 and $5.29 per share, respectively. Under generally accepted accounting principles, Right Start is required to reflect the calculated value of the conversion feature of its contingently convertible preferred stock as a dividend, which increases the loss attributable to common shares. This calculation increased the loss per share for the quarter and nine months by $2.67 and $3.15, respectively. Right Start noted that there is no net impact on Right Start's net worth in connection with this accounting requirement as it only affects the calculation of loss attributable to common shares.

     Please see Section VII(F) for information on where you can find out more about Right Start.

     E.   Matters Relating to Unexpired Leases of Non-Residential Real Property

          1. Rejection and Sublease of Unexpired Nonresidential Real Property Leases and Store Closing

     Since the Petition Date, and continuing in connection with the Right Start Transaction, the Debtors have performed an extensive ongoing review and analysis of the operations and profitability of each of their stores, each real property lease and the geographic markets in which the Debtors operate (the "Real Estate Review"). In connection with the Real Estate Review and the Right Start Transaction, the Debtors assumed and assigned 97 of their retail locations, including their corporate offices and distribution centers, to ZBCI, pursuant to the Amended Order (A) Approving the Transfer of Substantially all of the Debtors' Assets Free and Clear of All Liens and Encumbrances and Exempt from any Stamp, Transfer, Recording or Similar Tax; and (B) Authorizing the Debtors Assumption of Certain Designated Liabilities and Assignment of the Assigned

Contracts and Leases Pursuant to Sections 105, 363, 365, and 1146(c) of the Bankruptcy Code and Bankruptcy Rules 6004 and 6006 (the "Sale Order"). The Debtors remaining retail locations, by virtue of an order dated August 15, 2001 (the "Sublease Order"), were subleased to ZBCI, through and including September 30, 2001.

     In accordance with the Sublease Order, on or before September 30, 2001, the Debtors informed 14 landlords that they would not be assuming and assigning their leases to ZBCI. Contemporaneously therewith the Debtors sought and obtained Bankruptcy Court approval to conduct going-out-of-business sales at those 14 locations. Pursuant to the Order Pursuant to Sections 363(b) and 365(a) of the Bankruptcy Code (A) Authorizing ZB Company, Inc. to Conduct Store Closing Sales at Certain Designated Store Locations, (B) Approving Agency Agreement, (C) Extending the Sublease Period with Respect to Such Stores, and (D) Approving Lease Rejection Procedures with Respect to Such Stores (the "GOB Order"), the Debtors are authorized to reject any of the leases covering any of the stores subject to the GOB Order (the "GOB Leases"), which rejection shall become effective upon the seventh business day following the date on which the Debtors or ZBCI provide written notice of the rejection to the affected landlord (the "Effective Date of Rejection"). The GOB Order extended the subleases relating to each of the GOB Leases through and including the earlier of the Effective Date of Rejection or December 30, 2001. The GOB Order provides that the Debtors may seek to further extend this sublease period by filing a motion with the Bankruptcy Court on or before December 30, 2001. Pursuant to the GOB Order, the Debtors have no liability in connection with the Agency Agreement (as that term is defined in the GOB Order), nor any ongoing liability for rent or other charges arising under the GOB Leases.

     In connection with the Order Pursuant to Section 365 of the Bankruptcy Code Authorizing the Debtors to Assume and Assign to ZB Company Certain Leases of Nonresidential Real Property and Establishing Cure Amounts with Respect Thereto (the "First Assumption Order"), the Bankruptcy Court approved the assumption and assignment of 28 of those retail locations. Disputes relating to pre-petition amounts due and owing to the landlords have not been resolved with respect to 11 of those 28 retail locations. With respect to the remaining retail locations, which were not subject to the GOB Order or the First Assumption Order, Right Start and/or ZBCI is currently operating those locations pursuant to consensual subleases between Right Start, ZBCI and the Debtors, which subleases are set to expire at various dates.

          2.   Rent Reduction Agreements and Rejection Damages

     In addition to closing under-performing stores, the Debtors, Right Start and ZBCI, with the assistance of Retail Consulting Services, have diligently been negotiating with their landlords in an effort to obtain rent reductions and concessions, including claims waivers. As a result of the agreements reached through these negotiations, several of the leases assumed and assigned to ZBCI were "assumed as modified" by the terms of the negotiations.

          3.   Extensions of Time to Assume or Reject Leases

     Pursuant to Section 365(d)(4) of the Bankruptcy Code, the Debtors were required to assume or reject their nonresidential real property leases on or before July 13, 2001, absent an extension of such time period by the Bankruptcy Court (the "Assumption/Rejection Period"). The Bankruptcy Court has from time to time extended such Assumption/Rejection Period. Most recently, on October 1, 2001, the Debtors filed the Motion of the Debtors and Debtors in Possession for an Order Extending the Period to Assume or Reject Unexpired Leases of Nonresidential Real Property Pursuant to Section 365(d)(4) of the Bankruptcy Code (the "Assumption/Rejection Motion"). Pursuant to the Assumption/Rejection Motion, the Debtors have requested that the Bankruptcy Court extend their Assumption/Rejection Period through and including January 7, 2002. Pursuant to the Right Start Asset Purchase Agreement annexed hereto, Right Start or ZBCI may direct the Debtors to reject a portion of the remaining retail leases on or before the expiration of the Assumption/Rejection Period.

     Any and all leases of the Debtors that have not been assumed or rejected prior to the Confirmation Date shall be deemed rejected on the Confirmation Date unless a motion to assume and assign, or to reject is pending. If such motion is pending, the lease(s) shall be treated in the manner described in Section 9.1 of the Plan.

     F.   Executory Contracts

          1.   Assumption and Rejection of Certain Executory Contracts

     Since the Petition Date, and continuing in connection with the Right Start Transaction, the Debtors have performed an extensive ongoing review and analysis of their executory contracts, including whether the goods and services provided under each contract were necessary to the Debtors' business operations or could be obtained at a better price (the "Contract Review"). In connection with the Contract Review and the Right Start Transaction, the Debtors assumed and assigned 42 executory contracts to ZBCI pursuant to the Sale Order. Pursuant to the Order Authorizing the Rejection of Certain Executory Contracts Pursuant to
Section 365(a) of the Bankruptcy Code and Rule 6006 of the Federal Rules of Bankruptcy Procedure (the "First Contract Rejection Order"), the Debtors rejected 34 of the Debtors' executory contracts. Additionally, on October 26, 2001, the Debtors filed and served the Motion of the Debtors and Debtors in Possession for an Order Authorizing the Rejection of Certain Executory Contracts (the "Second Contract Rejection Motion"), which seeks to reject an additional 17 of the Debtors' executory contracts.

     Additionally, pursuant to a settlement agreement between the Debtors and SubmitOrder, Inc., which was approved by the Bankruptcy Court by order dated October 15, 2001, the Debtors rejected that certain Services Agreement between the Debtors and SubmitOrder, Inc. as of August 3, 2001.

     The Debtors believe they are a party to no more than 60 executory contracts that were not assumed and assigned to ZBCI in connection with the Sale Order or rejected by the Debtors in connection with the First Contract Rejection Order or the Second Contract

Rejection Motion. Pursuant to the Right Start Asset Purchase Agreement annexed hereto, Right Start or ZBCI may direct the Debtors to reject a portion of the remaining executory contracts on or before the Confirmation Date. Any and all executory contracts of the Debtors that have not been assumed or rejected prior to the Confirmation Date shall be deemed rejected on the Confirmation Date unless a motion to assume and assign, or to reject is pending. If such motion is pending, the executory contract(s) shall be treated in the manner described in
Section 9.1 of the Plan.

          2.   Equipment Leases

     As of the Petition Date the Debtors' only equipment leases were with PNC Leasing, LLC ("PNC"). On or about June 26, 1998, Zany Brainy and PNC entered into the PNC Master Lease (the "Master Lease"). In conjunction with the Master Lease, PNC and Zany Brainy entered into the six leases (the "PNC Leases") that each incorporated the terms of the PNC Master Lease and provided for the lease of furnishings, fixtures and equipment (the "PNC Equipment") by PNC to Zany Brainy.

     On July 30, 2001, PNC filed a Motion for an Order (A) Granting Relief From the Automatic Stay in Respect of Certain Equipment Leases Pursuant to 11 U.S.C. ss. 362(d)(1) and (2), or, in the Alternative, (B) Compelling Zany Brainy to Assume or Reject Certain Unexpired Equipment Leases Pursuant to Section 365(d)(2) (the "PNC Stay Relief Motion"). In connection with the PNC Stay Relief Motion, PNC asserted a claim in the amount of $4,904,529.80 with respect to the PNC Leases. On August 3, 2001, PNC filed an objection to the Debtors' motion to approve the Waterton Transaction.

     On August 8, 2001, the Debtors filed their objection to the PNC Stay Relief Motion. In that objection, the Debtors asserted that the PNC Leases were disguised secured sale transactions and not true leases.

     When the Bankruptcy Court entered the Order approving the transfer of all or substantially all of the Debtors' Assets to Right Start, it expressly excluded the PNC Equipment. The following day, the Debtors filed a motion which sought authority to lease the PNC Equipment to ZBCI.

     On September 5, 2001, the Debtors, Right Start, ZBCI, PNC, Wells Fargo and the Committee entered into Stipulation and Order Pursuant to Sections 362, 363 and 365 of the Bankruptcy Code Authorizing Sale of Certain Equipment and Resolving (1) Motion of PNC Leasing, LLC for an Order (A) Granting PNC Leasing, LLC Relief from the Automatic Stay in Respect of Certain Equipment Leases Pursuant to 11 U.S.C. ss. 362(d)(1) and (2), or, in the Alternative, (B) Compelling Zany Brainy to Assume or Reject Certain Unexpired Equipment Leases Pursuant to 11 U.S.C. ss. 365(d)(2), and (2) Debtors' Motion to Enter into a Lease of Certain Fixtures, Furniture and Equipment (the "PNC Stipulation"). The Bankruptcy Court approved the PNC Stipulation on the same day. The PNC Stipulation authorized the Debtors to sell the PNC Equipment to ZBCI, subject to a security interest in favor of PNC to secure the PNC secured claim of $3 million. Under the terms of the PNC Stipulation, the Debtors have no liability on account of this secured claim. The PNC

Stipulation also fixed the PNC unsecured claim at $1.8 million. The PNC Stipulation further provided for a general mutual release of claims between PNC and the Debtors. Finally, the PNC Stipulation provided that any plan of reorganization must incorporate the terms of the PNC Stipulation./1/

     The sale of the PNC Equipment to ZBCI closed on September 6, 2001.

     G.   Establishment of Bar Date

     On September 20, 2001, the Bankruptcy Court entered an order (the "Bar Date Order") that established 4:00 p.m. Eastern Time on November 23, 2001 (the "Bar Date") as the deadline for filing proofs of claim against the Debtors. For claims arising from the Debtors' rejection of leases or contracts before September 7, 2001, the Bar Date Order fixed the Bar Date as a deadline for filing proofs of claim. For those claims arising after September 7, 2001, the Bar Date Order fixed the deadline for filing proofs of claim the later of the Bar Date or 30 days after rejection of the lease or contract. The Debtors, with approval of the Bankruptcy Court, have retained Bankruptcy Services LLC ("BSI") as the estates' notice and claims agent (the "Claims Agent" or "BSI"). BSI has received, cataloged and processed all proofs of claim, and will assist the estates and their representatives in the claims review and resolution process.

     H.   Substantive Consolidation

     The Plan contemplates and is predicated upon entry of an Order substantively consolidating these Chapter 11 Cases which shall effectively consolidate these Chapter 11 Cases into a single Chapter 11 case. The purpose of this substantive consolidation is solely for the purposes of all actions associated with confirmation and consummation of the Plan. For further discussion, see Section VI (B) infra.
            ---

     I.   546(g)* Returns Program

     In order to preserve one of the Debtors' primary competitive strategies, the Debtors needed to ensure constant availability of the most popular educational toys and books. A key to achieving this goal and to running their businesses involved establishing a returns/credit program with vendors now that the Debtors were in bankruptcy. In certain segments of the toy industry, products such as books, videos and software are universally sold by manufacturers to distributors and suppliers with certain product return rights.

     Of the approximately $105 million of merchandise inventory held by the Debtors on the Petition Date, a substantial amount of goods, approximately $9 million at cost of goods, was identified as being potentially returnable to vendors in accordance with the Debtors' pre-petition practice. Prior to the institution of a 546(g)* returns program, the Debtors had to rely upon cash sales and cash in advance arrangements with many of its vendors that placed the Debtors at a substantial competitive disadvantage. Such arrangements tend to result in ordering and delivery delays, lack of product availability, increased costs attributable to

_______

1/ The PNC Stipulation is attached hereto and incorporated herein as Appendix F.

greater administrative burdens and increased working capital in order to fund required deposits and compensate for lost trade credit. Accordingly, the right to return merchandise for immediate post-petition credit against past or future purchases enables the Debtors to maintain appropriate inventory levels without undue financial risk.

     A returns agreement was reached with Ingram Book Group Inc. ("Ingram"), the Debtors' largest book supplier. In order to provide an adequate credit cushion while addressing certain inventory concerns, and in the interest of continuing the current relationship between the Debtors and Ingram, the Debtors entered into a 546(g)* agreement with Ingram (the "546(g)* Agreement"). The terms of this agreement were substantially as follows:

     . Ingram agreed to make $1,500,000 of credit immediately available to the Debtors, upon entry of an order of the Bankruptcy Court

     . Ingram agreed to provide 1.2 dollars of credit for every one dollar of inventory returned and to sell and deliver merchandise to the Debtors on an open account with ninety (90) day credit terms according to Ingram's terms of sale and policies and procedures, including to the extent negotiated, application of all standard discounts and allowances.

     . Ingram agreed to accept returns of any and all pre-petition merchandise for credit at invoice price for every dollar of inventory returned against Ingram's pre-petition claim up to a credit amount of $1,500,000. In addition to the Pre-petition Returns (as defined in the 546(g)* Agreement), upon conclusion of the Pre-petition Return Period (as defined in the 546(g)* Agreement), Ingram agreed to permit the Debtors to return post-petition merchandise in accordance with its normal approval policy and practice, as may be amended from time to time, with respect to others in the same class of trade as the Debtors.

     As part of the Right Start Transaction, Right Start assumed the Debtors' obligations and liabilities under the 546(g)* Agreement.

     Ingram has alleged that it is entitled to a super-priority claim of $394,272.43 pursuant to the terms of the 546(g)* Agreement. Although this obligation, if any, was assumed by Right Start under the Right Start Asset Purchase Agreement, both the Debtors and Right Start believe that Ingram's claim is without merit.

         V.    SUMMARY OF THE LIQUIDATING PLAN OF REORGANIZATION

         THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE, CLASSIFICATION, TREATMENT AND IMPLEMENTATION OF THE PLAN, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

         THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN, WHICH ARE OR WILL HAVE BEEN FILED PRIOR TO THE HEARING ON APPROVAL OF THIS DISCLOSURE STATEMENT, WILL CONTROL THE TREATMENT OF CREDITORS AND EQUITY SECURITY HOLDERS UNDER THE PLAN AND WILL, UPON THE CONFIRMATION DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS AND OTHER PARTIES IN INTEREST.

         A.    Overall Structure of the Plan

         Under the Plan, Claims against, and Interests in, the Debtors are divided into Classes according to their relative priority and other criteria. If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the holders of Claims in certain Classes will be modified and receive distributions constituting a partial recovery on such Claims, and (ii) in some cases, the holders of Claims and Interests in other Classes will receive no distribution. On the Effective Date, the Initial Payment Date and at certain times thereafter, the Disbursing Agent (as defined in the Plan) will distribute Cash and Right Start Common Stock in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against, and Interests in, the Debtors created under the Plan, the treatment of those Classes under the Plan and the securities and other property to be distributed under the Plan are described below.

         B.    Classification and Treatment of Claims and Interests Under the
Plan

         Under the Plan, Claims against, and Interests in the Debtors are divided into six (6) Classes or Categories. The table below summarizes the classification and treatment of the principal pre-petition Claims and Interests under the Plan. Although the proof of claim Bar

Date was on November 23, 2001, the Debtors still are examining all Claims to determine allowed amounts. The Debtors shall supplement this Disclosure Statement as necessary.

                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

  Class Description                    Treatment Under Plan
  -----------------                    --------------------
-------------------------------------------- -----------------------------------
Unclassified Claims - Consists of    On the Effective Date, each holder of an
Administrative Claims                Allowed Unclassified Claim shall receive
Estimated allowed amount:            (i) Cash equal to the allowed Amount of
[TBD]                                such Unclassified Claim, or (ii) such other
                                     treatment as to which the Debtors and such
                                     holder shall have agreed upon in writing.
                                     Unclassified Claims are unimpaired.
------------------------------------------------ -------------------------------
Class 1 - Consists of Priority and   On the Effective Date, each holder
Tax Claims                           of an Allowed Class 1 shall receive (i)
Estimated allowed amount:            Cash equal to the allowed Amount of such
[TBD]                                Class 1 Claim, or (ii) such other treatment
                                     as to which the Debtors and such holder
                                     shall have agreed upon in writing. Tax
                                     claims shall be payable in installments
                                     over six (6) years as provided below. The
                                     Class 1 Claims are unimpaired.
----------------------------------------------- --------------------------------
Class 2 - Consists of Secured        On the Effective Date, the holder of an
Claims                               Allowed Class 2 Claim, if any shall receive
Estimated allowed amount:            (i) Cash equal to the allowed Amount of
The Debtors do not believe that      such Class 2 Claim, or (ii) such other
any creditors hold Secured Claims.   treatment as to which hold Secured Claims.
                                     the Debtors and such holder shall have
                                     agreed upon in writing. The Class 2 Claims
                                     are unimpaired.
----------------------------------------------- --------------------------------
Class 3 - Consists of Convenience    On the Effective Date, the holder of
Claims                               Allowed Class 3 Claims shall receive the
Estimated allowed amount:            lesser of (i) the full Allowed Claim
[TBD]                                amount; or (ii) $250. Class 3 Claims are
                                     unimpaired.
----------------------------------------------- --------------------------------
Class 4 -Consists of General         On the Initial Payment Date and Subsequent
Unsecured Claims                     Payment Dates, the holder of Allowed Class
Estimated allowed amount:            4 Claims shall receive a Pro Rata share of
[TBD]                                the remaining Available Cash after
                                     Unclassified, Class 1, 2 and 3 Claims have
                                     been satisfied in full. Allowed Class 4
                                     Claims also shall receive a Pro Rata share
                                     of Seven Million Five Hundred Thousand
                                     Dollars ($7,500,000) in Cash and One
                                     Million One Hundred Thousand Shares
                                     (1,100,000) of Right Start Common Stock or
                                     the proceeds from any sale of such Right
                                     Start Common Stock. Class 4 Claims are
                                     impaired.
----------------------------------------------- --------------------------------
Class 5 - Consists of holders of     The holders of Allowed Class 5 Zany Brainy
Zany Brainy Common Stock Interests   Common Stock Interests will not receive any
Estimated allowed amount:            distribution of property under the Plan on
$0                                   account of their Interests. Class 5
                                     Interests are impaired.
----------------------------------------------- --------------------------------

         C.    Implementation of the Plan

         The Debtors will use the Cash and Right Start Shares from the sale of all or substantially all of the Debtors' Assets to make the Cash and Right Start Common Stock distributions required under the Plan and to maintain working capital for post-petition operations.

         Section 1122 of the Bankruptcy Code requires that a plan of reorganization classify the claims of a debtor's creditors and the interests of its equity holders. The Bankruptcy

Code also provides that, except for certain claims classified for administrative convenience, a plan of reorganization may place a claim of a creditor or an interest of an equity holder in a particular class only if such claim or interest is substantially similar to the other claims or interests of such class. The Plan places (i) Unclassified Claims (Administrative Claims), (ii) Priority Claims, (iii) Secured Claims, (iv) Convenience Claims, (v) General Unsecured Claims, and (vi) Zany Brainy Common Stock Interests into separate Classes.

         The Debtors believe that they have classified all Claims and Interests in compliance with the requirements of Section 1122 of the Bankruptcy Code. If a Creditor or Interest holder challenges such classification of Claims or Interests and the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, the Debtors, to the extent permitted by the Bankruptcy Court, intend to make such reasonable modifications to the classifications of Claims or Interests under the Plan to provide for whatever classification might be required by the Bankruptcy Court for confirmation. EXCEPT TO THE EXTENT THAT SUCH MODIFICATION OF CLASSIFICATION ADVERSELY AFFECTS THE TREATMENT OF A HOLDER OF A CLAIM OR INTEREST AND REQUIRES RESOLICITATION, ACCEPTANCE OF THE PLAN BY ANY HOLDER OF A CLAIM PURSUANT TO THIS SOLICITATION WILL BE DEEMED TO BE A CONSENT TO THE PLAN'S TREATMENT OF SUCH HOLDER OF A CLAIM REGARDLESS OF THE CLASS AS TO WHICH SUCH HOLDER IS ULTIMATELY DEEMED TO BE A MEMBER.

         The Bankruptcy Code also requires that a plan of reorganization provide the same treatment for each claim or interest of a particular class unless the holder of a particular claim or interest agrees to a less favorable treatment of its claim or interest. The Debtors believe that they have complied with such standard. If the Bankruptcy Court finds otherwise, it could deny confirmation of the Plan if the holders of Claims or Interests affected do not consent to the treatment afforded them under the Plan.

                  1.    Treatment of Unclassified Claims

                             Administrative Claims
                             ---------------------

         Administrative Claims consist of the costs and expenses of administration of the Chapter 11 Cases. They include, but are not limited to, the cost of operating the Debtors' businesses since the Petition Date and outstanding unpaid fees and expenses of the Professional Persons retained by the Debtors, the Committee and other professionals as approved by the Bankruptcy Court./2// In connection with the Right Start Transaction, Right Start assumed all post-petition professional fees and other case administrative costs and expenses incurred through the closing date in excess of professional retainers.

         On the Effective Date, or as soon thereafter as practicable, a holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement and release of and in
______________
2/     This also includes budgeted post-closing costs associated with the administrative and operational expenses following the Right Start Transaction, and may include bonuses that the duly retained professionals may seek from the Debtors.

exchange for such Allowed Administrative Claim, (a) Cash equal to the unpaid portion of such Allowed Administrative Claim, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing; provided,
                                                                     --------
however, that Allowed Administrative Claims with respect to liabilities incurred
-------
by the Debtors following the transfer of all or substantially all of the Debtors' Assets to Right Start shall be paid in the ordinary course of business by Right Start in accordance with the terms and conditions of any agreements relating thereto.

         All payments to professionals in connection with the Chapter 11 Cases for compensation and reimbursement of expenses and all payments to reimburse expenses of members of the Committee will be made in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Rules and are subject to approval of the Bankruptcy Court as being reasonable. For further explanation of the treatment of Unclassified Claims, see Section 4.1 of the
                                                     ---
Plan.

                  2.    Treatment of Unimpaired Classes of Claims

                        (a)   Class 1: Priority Tax Claims
                              -----------------------------

         Class 1 consists of Priority Tax Claims entitled to priority under
Section 507(a) of the Bankruptcy Code. With respect to each Allowed Priority Tax Claim, at the sole option of the Debtors, the holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Allowed Priority Tax Claim, in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax with interest from the Effective Date calculated at the rate available on ninety (90) day United States treasury securities on the Effective Date, (b) such other treatment agreed to by the holder of such Allowed Priority Tax Claim and the Debtors, provided such treatment is on more favorable terms to the Debtors, as the case may be, than the treatment set forth in clause (a) hereof, or (c) payment in full; provided
                                                                      --------
that, with respect to clauses (b) and (c) hereof, such treatment is approved by the Bankruptcy Court; and provided further that any payments made to the holder
                          -------- -------
of an Allowed Priority Tax Claim shall be applied first to the so-called "trust fund" portion of such claim for which any of the Debtors' officers, directors, employees or agents may be liable under applicable law.

                        (b)   Class 1: Other Priority Claims
                              -------------------------------

         Class 1 also consists of Claims other than Administrative Claims entitled to priority under Section 507(a) of the Bankruptcy Code. Other Priority Claims include (i) up to $4,300 of wage (including vacation and severance) Claims of employees earned within 90 days before the Petition Date, and (ii) payments on account of any Bankruptcy Court approved severance or retention bonus program not already assumed by Right Start as part of its purchase of all or substantially all of the Debtors' Assets and obligations.

         On the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 1 Priority Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Allowed Class 1 Claim, (a) Cash equal to the amount of such Allowed Class 1, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing. For further explanation of the treatment of Priority Claims, see Section 4.2 of the Plan.

                        (c)   Class 2: Secured Claims
                              -----------------------

         Class 2 consists of Claims, if any, of creditors with properly perfected security interests in the Debtors' Assets. The DIP Lender's Secured Claim already was satisfied from the Cash received from Right Start's purchase of all or substantially all of the Debtors' Assets. The DIP Lender shall have no further claims against the Debtors' estates. The Debtors do not believe that any creditors hold Secured Claims.

         If any creditor does hold a valid Allowed Secured Claim on the Effective Date, or as soon as practicable thereafter, each holder of an Allowed Class 2 Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Allowed Class 2 Claim, (a) Cash equal to the amount of such Allowed Class 2, or (b) such other treatment as to which the Debtors and such holder shall have agreed upon in writing. The Debtors also may take such other action(s) as may be necessary to make such Allowed Secured Claim not impaired within the meaning of Section 1124 of the Bankruptcy Code. For further explanation of the treatment of Secured Claims, see Section 4.3 of the Plan.
                                                ---

                        (d)   Class 3: Convenience Claims
                              ---------------------------

         On the Effective Date, the holder of Allowed Class 3 Claims shall receive the lesser of (i) the full Allowed Claim amount; or (ii) $250. Class 3 consists of de minimus Claims that are based upon amounts reflected in the
            -- -------
Debtors' books and records, and a preliminary review of Claims filed on or before the Bar Date. This Class also is comprised of holders of Allowed Claims in excess of $250 who have elected to reduce their Claims to $250. For further discussion of the treatment of Convenience Claims, see Section 4.4 of the Plan.
                                                   ---

                  3.    Impaired Classes of Claims and Interests

                        (a)   Class 4: General Unsecured Claims
                              ---------------------------------

         On or after the Initial Payment Date and on each Subsequent Payment Date, and provided that holders of Unclassified Claims and Claims in Classes 1, 2 and 3 have been paid in full, each holder of an Allowed Class 4 Unsecured Claim shall receive, in full satisfaction, settlement and release of and in exchange for such Claim, distributions of Cash equal to such holder's Pro Rata share of Seven Million Five Hundred Thousand Dollars ($7,500,000)/3// and Right Start Common Stock equal to such holder's Pro Rata share of the Right Start Shares or the proceeds from any sale of such Right Start Shares. For further
______________
3/   This amount could decrease in the event that Cash is not available to fully satisfy Unclassified, Priority, Secured or Convenience Claims.

explanation of the treatment of General Unsecured Creditors, see Section 5.1 of
                                                             ---
the Plan.

          (b)      Class 5:  Existing Zany Brainy Common Stock
                   -------------------------------------------

     Class 5 consists of all Interests in the Debtors as represented by outstanding shares of Zany Brainy Common Stock as of the Petition Date, and options, warrants and other rights to acquire such stock. The holders of Allowed Class 5 Zany Brainy Common Stock will not receive any distribution under the Plan on account of their Interests and, on the Effective Date, all Zany Brainy Common Stock shall be cancelled. For further explanation of the treatment of the Zany Brainy Common Stock Interests, see Section 5.2 of the Plan.
                                    ---

VI.  PROVISIONS FOR THE EXECUTION AND IMPLEMENTATION OF THE PLAN

     A.   Plan Funding

     On the Effective Date, the Debtors will utilize the Cash, Right Start Shares paid as part of the Right Start Transaction and other consideration offered as part of the purchase of all or substantially all of the Debtors' Assets to fund the Plan. In addition, the Debtors will distribute any other funds received from the further liquidation of any remaining Assets and any recovery received in the prosecution of preference actions. For further discussion of funds received as part of the Right Start Transaction, see Section
                                                                     ---
IV(D)(3) hereof.

     Right Start has advised the Debtors that it has requested a "no action letter" from the SEC. If the SEC issues the requested no action letter, the Right Start Shares will be delivered in reliance on Section 1145 of the Bankruptcy Code. Subject to certain exceptions described in Section IV.M. of this Disclosure Statement, this means that the Right Start Shares delivered under the Plan may be resold by the creditors without complying with the registration requirements of the Securities Act of 1933, (the "Securities Act"). In the event that creditors are unable to resell the Right Start Shares in reliance on Section 1145, the Right Start Asset Purchase Agreement requires that Right Start use its best efforts to file and have declared effective a registration statement permitting resale of the Right Start Shares on or before the Effective Date. An effective registration statement generally would allow the resale of the Right Start Shares by creditors subject to prospectus delivery requirements. In the event that creditors are unable to resell the Right Start Shares in reliance on Section 1145 or pursuant to an effective registration statement, such creditors would be permitted to resell the Right Start Shares only in conformity with exemptions under the Securities Act and applicable registration requirements under state law.

     The Right Start's common stock is quoted on the Nasdaq Stock Market under the symbol "RTST." The following table sets forth the range of high and low bid prices on the Nasdaq National Market for Right Start's common stock for Fiscal 2000 and Fiscal 2001 and has been provided by Right Start for inclusion in this Disclosure Statement.

2000                                               High         Low


First Quarter                                    $18.6875      $4.375

Second Quarter                                     5.9375        3.75

Third Quarter                                      4.0625       1.375

Fourth Quarter                                      2.875       0.875


2001


First Quarter                                      2.7188        1.51

Second Quarter                                       2.60        1.55

Third Quarter                                        5.05        2.45

Fourth Quarter (November 4, 2001 to                  6.05        4.45

January 9, 2002).



     As of January 10, 2002, Right Start has advised the Debtors that it had approximately 13.0 million shares of Right Start common stock outstanding and
34.3 million shares of Right Start common stock outstanding on a fully-diluted basis before accounting for options. As a result of the Plan, in the event that the SEC issues the requested no action letter or the registration statement has been declared, and remains, effective, the Right Start Shares will be freely tradeable. Right Start has advised the Debtors that the average weekly trading volume of Right Start's common stock during the fourth fiscal quarter of 2001 was 155,300 shares per week. Right Start has advised the Debtors that the average closing price of Right Start's common stock over the 30 days ending January 9, 2002, was $4.78 per share. The price of Right Start's common stock is subject to fluctuation. The price of Right Start Shares at the time the Right Start Shares are distributed to creditors and the amount for which they could be sold, if at all, is unknown and may be materially different then the average closing price of Right Start's common stock over the last 30 days.

     B.   Substantive Consolidation

     The Plan shall constitute a motion pursuant to Section 105 of the Bankruptcy Code to substantively consolidate the estate of each Debtor. On the Effective Date: (i) all property of each of the Debtors' Estates shall merge into and be consolidated with the estate of Zany Brainy, (ii) any and all Claims against each Debtor other than Zany Brainy shall be deemed to be Claims against Zany Brainy, (iii) all claims by one Debtor against another Debtor shall be extinguished, and (iv) any and all Claims against the Debtors shall be satisfied in accordance with the terms of the Plan.

     The doctrine of substantive consolidation permits a court in a bankruptcy case involving one or more related corporate entities to disregard the separateness of the corporate entities and to consolidate and pool the entities' assets and liabilities and treat them as though held and incurred by one entity. Substantive consolidation creates a single estate for the benefit of all creditors of all the consolidated corporations and combines all creditors of the various corporations into one creditor body.

     Bankruptcy Courts determine whether substantive consolidation is appropriate on a case by case basis. Bankruptcy Courts look at a variety of factors concerning the interrelationship between the entities seeking consolidation, including, but not limited to the following: (i) assumption by the parent of contractual obligations of its subsidiaries; (ii) the sharing of overhead, management, accounting, and all other related expenses among the different corporate entities; (iii) failure to maintain individual book entries for income receivables and payables for each company; (iv) receipts of all companies deposited in, and disbursements withdrawn from, one operating account;
(v) the existence of intercompany guaranties on loans; (vi) shifting of funds from one company to another without observing corporate formalities (vii) the parent owning all or a majority of the capital stock of a subsidiary; and (viii) the parent, its affiliates and the subsidiary having common directors or officers.

     Bankruptcy Courts also compare the impact of substantive consolidation on the creditors to see if the prejudice they might suffer is outweighed by the benefits of consolidation. In order to prevent consolidation, a creditor must show that it has relied on the separate credit of one of the entities, and that it will be prejudiced by the proposed consolidation. Moreover, a court must determine whether consolidation will enhance debtor rehabilitation and thereby produce a reorganized enterprise with greater profit potential. Substantive consolidation may be warranted where the moving party establishes that (i) there is substantial identity among the parties, and (ii) consolidation is necessary in order to avoid some harm or realize some benefit.

     The Debtors believe that all of the above-stated factors weigh in favor of consolidating the estates of Zany Brainy and its subsidiaries. Zany Brainy controls and manages all of the Debtors' Assets, including all operating accounts. Furthermore, Zany Brainy incurs all necessary day-to-day expenses for each Debtor and provides management, financial and other essential services for each Debtor and pays each Debtor's ordinary liabilities. Few, if any, creditors transact business with a Debtor other than Zany Brainy. For all of these reasons, and because creditors will suffer no prejudice by the consolidation, the Debtors believe that substantive consolidation of Zany Brainy and each other Debtor is appropriate.

     The substantive consolidation provided for herein shall not affect any obligations to pay quarterly fees to the Office of the United States Trustee that may have come due prior to the Effective Date.

     C.  Officers and Directors

     On the closing date of the Right Start Transaction, the former officers and directors of each of the Debtors resigned, with the exception of Susanne Hay who serves as a director for Children's Products, Inc. and Children's Development, Inc., and John Reilly who became a director and the President, Secretary and Treasurer of each of the Debtors, and serves as Chief Liquidating Officer for the Debtors.

     D.  Bylaws and Articles of Incorporation

     To the extent required by applicable law, the certificates or articles of incorporation and bylaws of Zany Brainy and the other Debtors shall be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code.

     E. Operations of the Debtors Between the Confirmation Date and the Final Payment Date

     The Debtors will continue to operate as debtors-in-possession, subject to the supervision of the Bankruptcy Court, under the Bankruptcy Code during the period from the Confirmation Date through the Final Payment Date. Any obligation incurred by the Debtors during that period for the purchase of inventory in the ordinary course of business will constitute an Administrative Claim and be treated accordingly. However, nothing in the Plan precludes the Debtors from taking any steps that they deem necessary or desirable to prepare for and consummate the Plan.

     F.  Dissolution of Committee and Formation of Liquidating Committee

     Upon the Effective Date, the Committee shall be dissolved and its members shall be deemed released of all their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan. Upon the Effective Date, a Liquidating Committee (the "Liquidating Committee") shall be formed and constituted. The Liquidating Committee, consisting of three (3) members appointed by the Committee from the current members of the Committee, shall continue in existence to the extent necessary to effectuate the provisions of the Plan or until the Final Payment Date. The members of the Liquidating Committee shall serve without compensation, except that they shall be entitled to reimbursement of reasonable expenses by the Debtors. The Professional Persons appointed to represent the Committee shall continue to represent the Liquidating Committee.

     G.  Distributions Under the Plan

         1.  Allowance of Administrative Claims

     Professional Fees. All final requests for payment of professional fees must
     -----------------
be filed no later than sixty (60) days after the Effective Date unless such Professional Person continues to provide services to the Debtors or their estates after such date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and the Bankruptcy Court, the Allowed Claims of such professional fees shall be determined by the Bankruptcy Court. For Professional Persons who continue to provide services post-Confirmation, fees and expenses shall be paid in accordance with Section 7.7 of the Plan.

     Other Administrative Fees. All other requests for payment of an
     -------------------------
Administrative Claim must be filed with the Bankruptcy Court and served on counsel for the Debtors, the Committee, the Disbursing Agent and the United States Trustee no later than sixty (60) days after the Effective Date. Unless the Debtors, the Committee, the Disbursing Agent or the United States Trustee object to an Administrative Claim within thirty (30) days after receipt, such Administrative Claim shall be deemed Allowed in the amount requested. In the event that the Debtors, the Committee, the Disbursing Agent or United States Trustee object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.

     Severance and Retention Benefits for Certain Corporate Employees. Pursuant
     ----------------------------------------------------------------
to the Right Start Transaction, Right Start assumed all of the obligations under the Zany Brainy Severance Pay and Retention Bonus Plan, which was approved by order of the Bankruptcy Court dated June 29, 2001 (the "Severance and Retention Plan").

     John Reilly is the only corporate officer who shall remain with the Debtors until consummation of the Plan. Mr. Reilly shall oversee the orderly liquidation of the Debtors' remaining Assets and shall assist the Disbursing Agent with tasks necessary to wind down operations. Mr. Reilly shall receive an annual salary of $110,000 payable in bi-weekly installments, certain employment benefits and a stay bonus of $20,000 pursuant to that certain Conditional Employment Agreement between John Reilly and Zany Brainy dated September 4, 2001 (the "Conditional Employment Agreement") in return for his services and retention. A true and correct copy of the Conditional Employment Agreement is attached hereto and incorporated herein and Appendix E. The Conditional Employment Agreement was approved by the Bankruptcy Court on October 15, 2001.

          2.  Time of Distributions

     Except as otherwise provided for in the Plan or ordered by the Bankruptcy Court, distributions under the Plan shall be made on the Effective Date or the Initial Payment Date, or as soon thereafter as is practicable, to holders of all Allowed Claims entitled to receive a distribution under the Plan.

          3.  Interest on Claims

     Unless otherwise specifically provided for in the Plan, the Confirmation Order or as may be required by applicable law, post-petition interest shall not accrue or be paid on account of any Allowed Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the date a final distribution is made thereon.

          4.  Disbursing Agent

     The Disbursing Agent, ACL Adjustments, Inc. (the "Disbursing Agent"), shall make all distributions required under the Plan.

          5.  Delivery of Distributions

     Distributions to holders of Allowed Claims shall be made by the Disbursing Agent in the following manner:

     . at the addresses set forth on the proofs of claim filed by such Claim holder (or at the last known addresses of such holders);

     . if no proof of claim is filed or if the Debtors have been notified of a change of address, at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim; or

     . if no proof of claim has been filed and the Disbursing Agent has not received a written notice of change of address, at the addresses reflected in the Schedules and Statements of Financial Affairs.

     If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Disbursing Agent is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Notwithstanding the foregoing, and pursuant to Section 7.5 of the Plan, any checks that are not negotiated within 60 days from the mailing date shall be returned to the Debtors for further distribution by the Disbursing Agent to the other members of the Class of Claims to which the holder of such Claim belonged, and the claim of any holder or successor to such holder with respect to such property shall be forever barred and enjoined notwithstanding any federal or state escheat laws to the contrary.

          6.  Procedures for Treating and Resolving Disputed and Contingent
              Claims

              (a)   No Distributions Pending Allowance
                    ----------------------------------

     No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the date set for objections to Claims.

               (b)   Distribution Reserve
                     --------------------

     The Disbursing Agent will withhold a distribution reserve (the "Reserve Fund") from the property to be distributed under the Plan. As to any Disputed Claim, upon a request for estimation by the Debtors, the Bankruptcy Court will determine what amount is sufficient to withhold as the Reserve Fund. The Debtors may request estimation for every Disputed Claim that is unliquidated and the Disbursing Agent will withhold the appropriate amount(s) in the Reserve Fund based upon the estimated amount of each such Claim as set forth in a Final Order. The Debtors also may request estimation of a Disputed Claim that is liquidated. If the Debtors elect not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is liquidated, the Disbursing Agent will withhold the amount for the Reserve Fund based upon the face amount of such Claim. The Disbursing Agent also will place in the Reserve Fund any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the amount for the Reserve Fund, to the extent that such property continues to be withheld as the part of the Reserve Fund at the time such distributions are made or such obligations arise. Nothing in the Plan or herein will be deemed to entitle the holder of a Disputed Claim to post-petition interest on such Claim. See Sections
                                                                    ---
4.1, 4.2, 5.1 and 7.7 of the Plan for further discussion concerning the relevant Reserve Funds.

     H.  Releases and Settlements of Claims

         1.  Release of Debtors and Committee

             (a) All consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement and release of, all claims of any nature whatsoever against the Debtors and the Committee or any of their assets or properties, and, except as otherwise provided herein or in the Confirmation Order, and regardless of whether any money or property shall have been distributed or retained pursuant to the Plan on account of such claims, upon the Effective Date, the Debtors and the Committee shall be deemed released from any and all claims, including, but not limited to, demands and liabilities that arose on or after the Petition Date. The Confirmation Order shall constitute judicial determination of all liabilities of the Debtors, subject to the Effective Date occurring.

             (b) Except as otherwise specifically provided in the Plan, the distributions and rights that are provided in the Plan shall be in complete satisfaction and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date) of (i) claims and causes of action, whether known or unknown, against, liabilities of, liens on, obligations of and interests in the Debtors or the Committee and (ii) all causes of action (whether known or unknown, either directly or derivatively through the Debtors or the Committee) against, claims against, liabilities of, liens on the direct or indirect assets and properties of, and obligations of the Debtors and the Committee and such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or any of such parties'
successors or assigns, based (x) on the same subject matter as any Claim or Interest, in each case regardless of whether a proof of Claim or Interest was filed, whether or not allowed and whether or not the holder of the Claim or Interest has voted on this Plan, or (y) on any act or omission, transaction or other activity or security, instrument or other agreement of any kind or nature occurring, arising or existing on or after the Petition Date that was or could have been the subject of any Claim or Interest, in each case regardless of whether a proof of Caim or Interest was filed, whether or not allowed and whether or not the holder of the Claim or Interest has voted on this Plan; provided, however, that no Person or Entity shall be entitled to a release
--------  -------
hereunder in which it ultimately is determined by a court of competent jurisdiction that such Person or Entity committed gross negligence or willful misconduct in performing such Person's or Entity's duties hereunder or under any Order of the Bankruptcy Court or applicable law.

          2.   Compromises and Settlements

     Pursuant to Bankruptcy Rule 9019(a), the Debtors or their designee or the Disbursing Agent may compromise and settle various Claims (a) against them and
(b) that each of them has or have against other Persons. The Debtors expressly reserve the right to compromise and settle Claims that they may have against other Persons or Entities up to and including the Effective Date upon consultation with the Committee / Liquidating Committee in an amount less than or equal to $25,000.

          3.   Setoffs

     The Debtors, their designee or the Disbursing Agent may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

          4.   Exculpation and Limitation of Liability

     Except as otherwise specifically provided in the Plan, the Debtors, the Committee and the Disbursing Agent, and any and all of such parties' respective present or former members, officers, directors, shareholders, employees, advisors, attorneys, accountants, representatives, financial advisors, investment bankers or agents and any and all of such parties' successors, assigns and affiliates, shall not have or incur, and are hereby held harmless and released from, any and all claims, obligations, cause of action or liabilities to one another or to any holder of a Claim or an Interest or any other party in interest, or any of their respective agents, employees, shareholders, members, general partners, limited partners, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided, however, that no Person or Entity shall be entitled to a release
      --------  -------
hereunder in which it ultimately is determined by a court of competent jurisdiction that such Person or Entity committed gross negligence or willful misconduct in performing such Person's or Entity's duties hereunder or under any Order of the Bankruptcy Court or applicable law.

          5.   Indemnification Obligations

     Any Person or Entity holding a Claim against or Interest in the Debtors, whether or not such Person or Entity received a distribution under the Plan, shall indemnify the Debtors and the Disbursing Agent against all costs and expenses (including attorneys' fees) incurred by any of them in defending against post-confirmation claims that are based on actions allegedly taken (or not taken) by them in their respective capacities; provided, however, that no
                                                   --------  -------
Person or Entity shall be entitled to indemnification hereunder for the costs of defending against a cause of action in which it is ultimately determined by a court of competent jurisdiction that such Person or Entity committed gross negligence or willful misconduct in performing such Person's or Entity's duties hereunder or under any Order of the Bankruptcy Court or applicable law. Any party entitled to indemnification under Section 8.3 of the Plan shall have a
                                        -----------
lien (to the extent of such party's indemnification claim) on the corpus of the Debtors' Assets pari passu with other parties entitled to indemnification
                ---- -----
hereunder, but prior to any right of payment of any other holder of a Claim.

          6.   Injunction

     As of the Confirmation Date, all Persons or Entities that have held, currently hold, or may hold a Claim, Interest, or other debt or liability that is addressed in the Plan or otherwise arises out of or relates to these Chapter 11 Cases are permanently enjoined from taking any of the following actions on account of such Claims, Interests, debts or liabilities, other than actions brought to enforce rights or obligations under the Plan: (i) commencing or continuing in any manner any action or other proceeding against the Debtors or the Committee or their respective properties; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Debtors or the Committee or their respective properties; (iii) creating, perfecting or enforcing any lien or encumbrance against the Debtors or the Committee or their respective properties; (iv) asserting a setoff, right of subrogation or recoupment of any kind against any debt, liability or obligations due to the Debtors or the Committee or their respective properties; and (v) commencing or continuing, in any manner or any place, any action that does not comply with or is inconsistent with the provisions of the Plan or the Confirmation Order.

     I.   Executory Contracts and Unexpired Leases

          1.   Rejected Contracts and Leases

     Any and all executory contracts and unexpired leases of the Debtors that have not already been assumed or rejected prior to the Confirmation Date, shall be deemed rejected on the Confirmation Date. In the event a motion to assume and assign, or to reject an executory contract or unexpired lease is pending and undetermined on the Confirmation Date but not yet resolved, the automatic rejection provisions of
Section 9.1 of the Plan shall not apply and the determination of the status of
-----------
the executory contract or unexpired lease shall be determined when a Final Order is entered on the respective motion. The Debtors, upon notice to the non-Debtor party to such executory contract or unexpired lease, may request an extension of time to elect to assume or reject any of the Debtors' executory contracts or unexpired leases to a date after the Confirmation Date.

          2.   Rejection Damages Bar Date

     Any Entity or Person who has a Claim against the Debtors by virtue of the rejection of an executory contract or unexpired lease pursuant to Article IX of the Plan or a Final Order entered after the Confirmation Date, shall file a Claim with the Clerk of the Bankruptcy Court within the earlier of thirty (30) days following the Confirmation Date or the time set forth for the filing of such Claim in said Final Order. If such Claim is not so filed, it shall be forever barred from assertion against the Debtors or their property. Nothing in
Section 9.3 of the Plan shall affect the right of any party in interest to
-----------
object to any Claim which has been improperly filed or not filed on a timely basis.

     J.   Preservation of Causes of Action

     In accordance with Section 1123(b)(3) of the Bankruptcy Code, and except as otherwise set forth below and as provided in the Plan, the Debtors or their designee shall retain and may enforce all claims, rights of action, suits and proceedings, whether in law or in equity, whether known or unknown, which the Debtors may hold against any Entity or Persons, including, without limitation, any Causes of Action brought prior to the Petition Date, actions against any Persons for failure to pay for products or services rendered by the Debtors, all claims, Causes of Action, suits and proceedings relating to strict enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks and all causes of action which may exist under Sections 510, 542, 544 through 550, and 553 of the Bankruptcy Code or under similar state laws, including, without limitation, fraudulent conveyance claims and preferential transfers, if any, and all other causes of action of a trustee and debtor-in-possession under the Bankruptcy Code. The Debtors or their designee, in the exercise of their business judgment, in consultation with the Committee or the Liquidating Committee, will determine whether to enforce such rights. The Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Debtors.

     K.   Cancellation of Zany Brainy Common Stock and Agreements

     On the Effective Date, except as otherwise provided for herein, (a) the Zany Brainy Common Stock and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors shall be cancelled, and (b) the obligations of, and/or Claims against, the Debtors under, relating or pertaining to any agreements, indentures or certificates of designations governing the Zany Brainy Common

Stock and any other note, bond, indenture or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors shall be released.

     L.   Exclusive Period

     The Debtors shall retain the exclusive right to amend or modify the Plan and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

     M.   Bankruptcy Code Exemption From Registration

     The following information has been provided by Right Start for inclusion in this Disclosure Statement.

     Right Start has requested a "no action letter" from the SEC. If the SEC issues the requested no action letter, the Right Start Shares will be delivered in reliance on Section 1145 of the Bankruptcy Code. Subject to certain exceptions, including those described below, this means that the Right Start Shares delivered under the Plan will be exempt from the registration requirements of the Securities Act and equivalent provisions in state securities laws. Section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtors believe that the delivery of the Right Start Shares under the circumstances provided in the Plan satisfy the requirements of Section 1145(a) of the Bankruptcy Code.

     If the SEC issues the requested no action letter, the Right Start Shares to be delivered to creditors pursuant to the Plan on the Effective Date generally may be resold by any holder thereof without registration under the Securities Act unless the holder is an "underwriter" with respect to such securities, as that term is defined in Section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally would be able to be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof. Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, or (d) is an issuer of the securities within the meaning of Section 2(11) of the Securities Act.

     The term "issuer" is defined in Section 2(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a debtor's successor under a plan of reorganization may be deemed to be a "control person" of such successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor who owns at least ten percent (10%) of the voting securities of such successor may be presumed to be a "control person."

     To the extent that persons deemed to be "underwriters" receive Right Start Shares pursuant to the Plan (collectively, "Restricted Holders"), resales by Restricted Holders would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable laws. Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act. Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations and notice and manner of sale requirements), specified persons who resell Right Start Shares which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in Section 2(1) of the Securities Act. Under paragraph (k) of rule 144, the aforementioned conditions will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three (3) month period preceding such sale, so long as a period of at least two years has elapsed since the Effective Date.

Pursuant to the Plan, certificates evidencing Right Start Shares received by Restricted Holders will bear a legend substantially in the form below:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE
          NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
          1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF
          ANY STATE OR OTHER JURISDICTION AND MAY NOT BE
          SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED
          UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND

          APPLICABLE STATE SECURITIES LAWS OR UNLESS THE
          COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY
          SATISFACTORY TO IT THAT SUCH REGISTRATION OR
          QUALIFICATION IS NOT REQUIRED.

     Any person or entity that would receive legended securities as provided above may instead receive certificates without such legend if, prior to the Effective Date, such person or entity delivers to Right Start (i) an opinion of counsel reasonably satisfactory to Right Start to the effect that the shares to be received by such person or entity are not subject to the restriction applicable to "underwriters" under Section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an "underwriter" with the meaning of Section 1145 of the Bankruptcy Code. Any holder of a certificate bearing such legend may present such certificate to the transfer agent for the shares of Right Start Shares for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (a) such securities are sold pursuant to an effective registration statement under the Securities Act or (b) such holder delivers to Right Start an opinion of counsel reasonably satisfactory to Right Start to the effect that such securities are no longer subject to the restrictions applicable to "underwriters" under Section 1145 of the Bankruptcy Code or (c) such holder delivers to Right Start an opinion of counsel reasonably satisfactory to Right Start to the effect that such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act or the Exchange Act and such securities may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

     If the no-action letter is not issued by the SEC, and Right Start files and has declared effective a registration statement permitting resale, then creditors would be required to deliver a valid current prospectus as part of any such resale. The Right Start Shares would be legended as follows:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BUT NOT UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED ONLY WITH A VALID AND CURRENT PROSPECTUS AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF RIGHT START, DEBTORS' MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

VII. CERTAIN FACTORS TO BE CONSIDERED

     The holder of a Claim against or Interest in the Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan.

     A.   General Considerations

     The formulation of a reorganization plan is the principal purpose of a Chapter 11 case. The Plan sets forth the means for satisfying the holders of Claims against, or Interests in, the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan.

     B.   Certain Bankruptcy Considerations

     If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to a Chapter 7 liquidation, or that any alternative plan of reorganization would be proposed on terms as favorable to the holders of the impaired Claims as the terms of the Plan. If a liquidation or protracted reorganization were to occur, there is a substantial risk that there would be little, if any, value available for distribution to the holders of Claims. See Appendix C annexed to the Disclosure
                                       ---
Statement for a liquidation analysis.

     C.   Sales of Right Start Shares in the Public Market Could Lower Stock
Price

     As of January 10, 2002, Right Start has advised the Debtors that it had approximately 13.0 million shares of common stock outstanding. In the event that the SEC issues the requested no action letter or the registration statement has been declared, and remains, effective, the Right Start Shares will be freely tradeable. Right Start has advised the Debtors that the average weekly trading volume of Right Start's common stock during the fourth quarter of 2001 was 155,300 shares per week. There can be no assurance that a more active trading market for Right Start's common stock will develop. Future sales and issuances of Right Start's common stock, or merely the perception that such sales may occur, could adversely affect the market price for its common stock, particularly in light of the historically limited trading volume for Right Start's common stock.

     D.   Value of Right Start Shares Unknown

     Right Start's common stock is listed on the Nasdaq National Market and in the event the SEC issues the requested no action letter or the Registration Statement is declared effective, the Right Start Shares to be received pursuant to the Plan may be, subject to certain exceptions, resold by the recipient. Right Start has advised the Debtors that the average closing price of Right Start's common stock over the 30 days ending January 9, 2002, was $4.78 per share. The price of the Right Start Shares at the time it is distributed and the amount for which is could be sold, if at all, is unknown.

     The Right Start has advised that a variety of factors could cause the price of the Right Start Shares to fluctuate, making the Right Start Shares to be received under the Plan difficult to value. Factors that could cause significant fluctuations include:

     .    quarterly operating results of Right Start and others in its industry;
     .    public reaction to announcements or filings made by Right Start;
     .    changes in earnings estimates or recommendations by research analysts;
     .    changes it the U.S. economy, financial markets or Right Start's industry;
     .    developments affecting Right Start's competitors.

     In recent years, the market for Right Start's common stock and the stock market generally have been very volatile and subject to extreme price and volume fluctuations. There can be no assurance that the market price for the Right Start Shares will be at or near the average closing price over the last 30 days, and the price of Right Start's common stock at the time the Right Start Shares are distributed to creditors, and the amount for which they could be sold, if at all, is unknown.

     E.   Additional Risks Related to the Right Start Shares

     Right Start's business and its common stock are subject to a number of significant risks in addition to those described in paragraphs C and D above. You should carefully consider these additional risks as described in Right Start's public filings including Exhibit 99.1 to Right Start's Current Report on Form 8-K filed September 20, 2001.

     F.   Information About Right Start

     The information regarding Right Start, including, without limitation, information regarding recent acquisitions, Right Start's market, Right Start's no action request and the price and volume of Right Start's common stock on the Nasdaq National Market has all been provided to the Debtors by Right Start. The Debtors recommend that the creditors review Right Start's publicly filed documents, including, without limitation, Right Start's Annual Report on Form 10-K for the year ended February 3, 2001, Quarterly Report on Form 10-Q for the nine months ended November 3, 2001, most recent proxy statement, and four Current Reports on Form 8-K or Form 8-K/A filed September 20, 2001, November 19, 2001, and December 4, 2001. Creditors can obtain a free copy of Right Start's publicly filed documents at the SEC's web site at www.sec.gov. The documents filed with the SEC by Right Start also may be obtained for free from the Right Start by directing a request to Right Start, 26610 Agoura Road, Suite 250, Calabasas, California 91302, Attention: Judy Groner.

VIII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

     The following is a general summary of certain material federal income tax consequences of the Plan and the distributions provided thereunder for the Debtors' creditors and their shareholders. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular creditor or shareholder in light of its individual investment circumstances or to certain creditors or shareholders subject to special treatment under the federal income tax laws (for example, tax-exempt organizations, foreign corporations, or individuals who are not citizens or residents of the United States). This summary also does not discuss any aspects of state, local or foreign taxation.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including temporary regulations) promulgated thereunder, judicial authorities and current administrative rulings, all as in effect on the date hereof and all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision. Moreover, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. The Debtors have not requested a ruling from the Internal Revenue Service with respect to these matters and no opinion of counsel has been sought or obtained by the Debtors with respect thereto. FOR THE FOREGOING REASONS, CREDITORS AND SHAREHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FEDERAL, STATE, LOCAL, AND FOREIGN) TO THEM OF THE PLAN. THE DEBTORS ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR SHAREHOLDER, NOR ARE THE DEBTORS RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

     A.   Federal Income Tax Consequences to the Debtors

     Under general tax principles, the Debtors will realize cancellation of debt ("COD") income to the extent that the Debtors pay a creditor pursuant to the Plan an amount of consideration in respect of a Claim against the Debtors that is less than the amount of such Claim. For this purpose, the amount of consideration paid to a creditor generally will equal the amount of cash and the fair market value of property paid to such creditor. Because the Debtors will be in a bankruptcy case at the time the COD income is realized, however, under
Section 108 of the Code, the Debtors will not be required to recognize the COD income in taxable income, but rather will be required to reduce certain tax attributes by the amount of COD income. The Debtors anticipate that after the reduction of tax attributes as a consequence of the recognition of COD income, the Debtors may have remaining NOL's, built-in losses and credits.

     B.   Federal Income Tax Consequences to Holders of Claims

     The federal income tax consequences of the implementation of the Plan to a creditor will depend upon a number of factors, including when the holder's Claim becomes an Allowed Claim, when the holder receives payment in respect of such Claim, whether the holder reports income using the accrual or cash method of accounting, and whether the holder has taken a bad debt deduction or worthless security deduction with respect to such Claim.

     Generally, a holder whose Claim is paid in full or otherwise released or enjoined on the Effective Date will recognize gain or loss on the exchange of its Allowed Claim for the payment made by the Debtor in an amount equal to the difference between (i) the sum of the amount of cash and fair market value of any other property received by the holder (other than any consideration attributable to a Claim for accrued but unpaid interest) and (ii) the holder's adjusted tax basis in the Allowed Claim exchanged therefor (other than basis attributable to accrued but unpaid interest previously included in income). A holder will also recognize interest income, taxable at ordinary income rates, to the extent that (i) any amounts received are paid to such holder in respect of any claim for accrued but unpaid interest and (ii) such holder has not previously included such amount in income.

     C. Federal Income Tax Consequences to Holders of Zany Brainy Common Stock Interests

     Holders of Zany Brainy Common Stock will not receive any distribution or property under the Plan, and will not retain such Interests. Each such holder will generally recognize a loss in an amount equal to such holder's adjusted tax basis, if any, in his or her Zany Brainy Common Stock Interests, unless such holder has previously taken a worthless stock deduction with respect to such Interest.

IX.  FEASIBILITY OF THE PLAN AND THE BEST INTERESTS OF CREDITORS

     A.   Feasibility of the Plan

     In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

     B.   Acceptance of the Plan

     As a condition to Confirmation, the Bankruptcy Code requires that each Class of impaired Claims or Interests vote to accept the Plan, except under certain circumstances.

     Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims or interests as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims or interests in that class, but for that purpose counts only those who actually vote to accept or to reject the plan. Thus, a Class will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their ballots in favor of acceptance. Holders of Claims or Interests who fail to vote are not counted as either accepting or rejecting the Plan. See Section XI of
                                                           ---
this Disclosure Statement for further information concerning voting requirements.

     C.   Best Interests of Holders of Claims

     As noted above, even if a plan is accepted by each class of holders of claims, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims that are impaired by the plan and that have not accepted the plan. The "best interests" test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

     To calculate the probable distribution to members of each impaired Class of holders of Claims if the Debtors were liquidated under Chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the Debtors' Assets if the Chapter 11 Cases were converted to a Chapter 7 case under the Bankruptcy Code. This "liquidation value" would consist primarily of the proceeds from a forced sale of the Debtors' remaining Assets by a Chapter 7 trustee.

     The amount of liquidation value available to unsecured creditors would be reduced first, by the claims of secured creditors to the extent of the value of their collateral, and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Cases. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the Debtors in the Chapter 11 Cases (such as compensation of attorneys, financial advisors and accountants) that are allowed in the Chapter 7 case, litigation costs, and claims arising from the operations of the Debtors during the pendency of the Chapter 11 Cases. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general claims or to make any distribution in respect of equity interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby create a significantly higher number of unsecured creditors and Claims.

     Once the Bankruptcy Court ascertains the recoveries in liquidation of secured creditors, administrative creditors and priority claimants, it must determine the probable distribution to general unsecured creditors from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors under the Plan, then the Plan is not in the best interests of creditors. As further discussed below, the Debtors believe, and the attached liquidation analysis (the "Liquidation Analysis") illustrates, that the members of each Class of impaired Claims will receive more under the Plan than they would receive if the Debtors were liquidated. The Liquidation Analysis is attached hereto and incorporated herein as Appendix C.

     D.   Liquidation Analysis

     The Debtors believe that the Plan meets the "best interests of creditors" test of Section 1129(a)(7) of the Bankruptcy Code. More specifically, the Debtors believe that the members of each impaired Class will receive more under the Plan than they would in a Chapter 7 liquidation.

     If confirmed, the Plan will result in all of the Debtors' Class 4 creditors receiving a reasonable recovery on account of their pre-petition Claims. It is the opinion of the Debtors and Committee, therefore, that the reorganization proposed by the Plan represents a much more favorable outcome for all creditors than any available alternative.

     E. Confirmation Without Acceptance of All Impaired Classes: The "Cramdown" Alternative

     Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of Claims has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Debtors if the Plan "does not discriminate unfairly" and is "fair and equitable" as to each impaired class that has not accepted the Plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

     A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (a) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, an amount equal to the allowed amount of such claim; or (b) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

     A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (a) that each holder of an interest included in the rejecting class to receive or retain on account of that interest property that has a value, as of the effective date of the plan, an amount equal to the greatest of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled, (ii) the fixed redemption price to which such holder is entitled or (iii) the value of such interest; or (b) that the holder of any interest that is junior to the interest of such class will not receive or retain on account of such junior interest any property at all.

     The Debtors and Committee believe that the Plan does not discriminate unfairly and that it is fair and equitable with respect to all Classes of impaired Claims. Thus, the Debtors and Committee believe that the Plan will be confirmed notwithstanding the rejection of the Plan by one or more Classes of impaired Claims.

     F.   Conditions to Confirmation and/or Consummation

          1.   Conditions to Confirmation

     The Bankruptcy Court shall have approved by Final Order the Disclosure Statement with respect to the Plan in a form and substance reasonably acceptable to the Debtors and Committee.

          2.   Conditions to Consummation

     The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived:

          (a) The Confirmation Order shall have been entered by the Bankruptcy Court, shall be a Final Order and no request for revocation of the Confirmation Order under Section 1144 of the Bankruptcy Code shall have been made or, if made, shall remain pending.

          (b) The Confirmation Date shall have occurred and the Confirmation Order shall, among other things, provide that:

               (i) The provisions of the Confirmation Order are non-severable and mutually dependent;

               (ii) Except as expressly provided in the Plan, the Debtors are released effective upon the Effective Date from any "debt" (as that term is defined in Section 101(12) of the Bankruptcy Code), and the Debtors' liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or noncontingent, asserted or unasserted, fixed or unfixed, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown, or that arose from any agreement of the Debtors entered into or obligation of the Debtors incurred before the Effective Date, or from any conduct of the Debtors prior to the Effective Date, or that otherwise arose before the Effective Date, including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the Petition Date; and

               (iii) Except as expressly provided in the Plan, all Interests shall be terminated effective upon the Effective Date.

     G.   Waiver of Conditions to Confirmation and/or Consummation

     The requirements that the Confirmation Order or any order referred to in the Plan become a Final Order may be waived by the Debtors in their sole discretion without notice or a hearing. The requirement that any other condition be satisfied may be waived in whole or in part by the Debtors after notice and a hearing. The failure to satisfy or waive any condition may be asserted by the Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors).

     The failure of the Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

     H.   Retention of Jurisdiction

     Pursuant to Sections 105(a) and 1142 of the Bankruptcy Code, and as more particularly described in Article XII of the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, (a) to hear and determine any objections to the allowance of Claims; (b) to determine any and all applications for compensation for professional and similar fees; (c) to determine any and all applications for the rejection or assumption of executory contracts or for the rejection or assumption and assignment, as the case may be, of unexpired leases to which any of the Debtors is a party or with respect to which any of the Debtors may be liable that have not otherwise been assigned to Right Start, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom; (d) to determine any and all disputes which may arise between the Debtors and Right Start or relate to the Right Start Asset Purchase Agreement; (e) to determine any and all applications, adversary proceedings, and contested or litigated matters properly before the Bankruptcy Court; (f) to modify the Plan pursuant to Section 1127 of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in the Order of the Bankruptcy Court confirming the Plan to the extent authorized by the Bankruptcy Code; (g) to hear and determine all controversies, suits and disputes, if any, as may arise in connection with the interpretation or enforcement of the Plan (including disputes pertaining to any indemnification rights asserted under Section 8.3 hereof), any agreements or instruments issued under or relating to the Plan or any other documentation evidencing the terms of the Plan; (h) to hear and determine all controversies, suits and disputes, if any, as may arise with regard to Orders of this Bankruptcy Court in these Chapter 11 Cases; (i) to adjudicate all controversies concerning the classification of any Claim; (j) to liquidate damages in connection with any disputed, contingent or unliquidated Claims; (k) to adjudicate all Claims to a security or ownership interest in any property of the Debtors or in any proceeds thereof and for adequate protection

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

claimed by the holder of any of the Debtors during the pendency of the Chapter 11 Cases; (l) to determine all questions and disputes regarding recovery of and entitlement to the Assets and determine all Claims and disputes between or among the Debtors and any other entity, whether or not subject to an action pending as of the Confirmation Date; (m) to adjudicate all Avoidance Actions and other Causes of Action whether or not such claim or controversy is raised or filed before or after the Confirmation Date; (n) to determine issues and disputes concerning entitlement to distributions to be made under and pursuant to the Plan; (o) to enter any Order, including injunctions, necessary to enforce the title, rights and powers of the Debtors and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary or appropriate; (p) to determine such other matters as may be provided for in the Confirmation Order, or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law; (q) to make such orders as are necessary or appropriate to carry out the provisions of the Plan, including but not limited to orders interpreting, clarifying or enforcing the provisions thereof; (r) determination of matters under Sections 346, 505 and 1146 of the Bankruptcy Code with respect to any tax, fine, penalty or addition to tax, including determinations regarding any tax liability arising in connection with the liquidation of assets of the estates pursuant to the Plan (including with respect to any request pursuant to Section 505(b) of the Bankruptcy Code for such period); (s) determination of compromises and settlements of Claims against the Debtors or the estates; (t) determination of all questions and disputes regarding title to the assets of the Debtors, the Liquidating Debtor, or the Estates; and (u) to enter a final decree closing the Chapter 11 Cases.

     All parties in interest that are and shall be subject to the exclusive jurisdiction of the Bankruptcy Court in accordance with Article XII of the Plan shall, under the Confirmation Order, be permanently enjoined from bringing any controversy subject to such exclusive jurisdiction of the Bankruptcy Court before or in any other forum, including, but limited to, any state or federal courts.

X.   ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

     The Debtors and Committee believe that the Plan affords holders of Claims the potential for the greatest realization on the Debtors' Assets and, therefore, is in the best interests of such holders.

     If the Plan is not confirmed, however, the theoretical alternatives include
(a) continuation of the pending Chapter 11 Cases; (b) an alternative plan or plans of reorganization; or (c) liquidation of the Debtors under Chapter 7 of the Bankruptcy Code.

     A.   Continuation of the Chapter 11 Cases

     If they remain in Chapter 11, the Debtors could continue to manage their remaining properties as debtor-in-possession, but would remain subject to the restrictions imposed by the Bankruptcy Code. Since all or substantially all of the Debtors' Assets have been sold to Right Start, the Debtors lack sufficient revenues, inventory and employees to survive and

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

operate as a going concern in an extended Chapter 11 case.

     B.   Alternative Plans of Reorganization

     If the Plan is not confirmed, the Debtors, or, if the Bankruptcy Court did not grant further extensions of the Debtor's exclusive period in which to solicit a reorganization plan, any other party in interest in the Chapter 11 Cases, could propose a different plan or plans. Such plans might involve either a reorganization and continuation of the Debtors' business, an orderly liquidation of their assets, or a combination of both. Both the Debtors and Committee believe that this Plan represents the best option and recovery for creditors, and is in the best interest of the estate.

     C.   Liquidation Under Chapter 7

     If no plan is confirmed, the Debtors' Chapter 11 Cases may be converted to a case under Chapter 7 of the Bankruptcy Code. In a Chapter 7 case, a trustee or trustees would be appointed to liquidate the Debtors' assets. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

     The Debtors and Committee believe that in liquidation under Chapter 7, before creditors receive any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the estate. The Assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of remaining leases and other executory contracts in connection with the cessation of the Debtors' operations and the failure to realize the greater going concern value of the Debtors' Assets.

     The Debtors' Liquidation Analysis, prepared with the assistance of its professional advisors, is premised upon a liquidation in a Chapter 7 case and is annexed as Appendix C to this Disclosure Statement. In the analysis, the Debtors have taken into account the nature, status and underlying value of their assets, the ultimate realizable value of their assets, and the extent to which such assets are subject to liens and security interests. In the Debtors' and Committee's opinion, the recoveries projected to be available in a Chapter 7 liquidation are not likely to afford holders of Claims as great a realization potential as does the Plan.

XI.  VOTING REQUIREMENTS

     On January 18, 2002, the Bankruptcy Court entered a procedures Order, among other things, approving this Disclosure Statement, setting voting procedures and scheduling the hearing on confirmation of the Plan (the "Confirmation Hearing"). A copy of the notice of the Confirmation Hearing is enclosed with this Disclosure Statement. The notice of the Confirmation Hearing sets forth in detail, among other things, the voting deadlines and

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

objection deadlines. The notice of Confirmation Hearing and the instructions attached to the ballot should be read in connection with this Section of this Disclosure Statement.

     If you have any questions about the procedure for voting your Claim or Interest or with respect to the packet of materials that you have received or about the amount of your Claim, please contact:

                           Bankruptcy Services, LLC
                        70 East 55th Street, 6th Floor
                           New York, New York 10022
                            Attention: Kathy Gerber

     You may use the above contact information if you wish to obtain, at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement or any appendices or exhibits to such documents.

     The Bankruptcy Court may confirm the Plan only if it determines that the Plan complies with the technical requirements of Chapter 11 of the Bankruptcy Code and that the disclosures by the Debtors concerning the Plan have been adequate and have included information concerning all payments made or promised by the Debtors in connection with the Plan and the Chapter 11 Cases. In addition, the Bankruptcy Court must determine that the Plan has been proposed in good faith and not by any means forbidden by law, and under Bankruptcy Rule 3020(b)(2), it may do so without receiving evidence if no objection is timely filed.

     In particular, the Bankruptcy Code requires the Bankruptcy Court to find, among other things, that (a) the Plan has been accepted by the requisite votes of all Classes of impaired Claims and Interest unless approval will be sought under Section 1129(b) of the Bankruptcy Code in spite of the dissent of one or more such Classes, (b) the Plan is "feasible", which means that there is a reasonable probability that the Debtors will be able to perform their obligations under the Plan and continue to operate their business without further financial reorganization or liquidation, and (c) the Plan is in the "best interests" of all holders of Claims or Interests, which means that such holders will receive at least as much under the Plan as they would receive in a liquidation under Chapter 7 of the Bankruptcy Code. The Bankruptcy Court must find that all conditions mentioned above are met before it can confirm the Plan. Thus, even if all the Classes of impaired Claims against the Debtors accept the Plan by the requisite votes, the Bankruptcy Court must make an independent finding that the Plan conforms to the requirements of the Bankruptcy Code, that the Plan is feasible, and that the Plan is in the best interests of the holders of Claims against the Debtors. These statutory conditions to confirmation are discussed above.

     A.   Parties in Interest Entitled to Vote

     Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be "impaired" under a plan unless (a) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or interest entitles the holder thereof or (b)

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

notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

     In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is "allowed," which means generally that no party in interest has objected to such claims or interest, and (b) the claim or interest is impaired by the plan. If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan. If the claim or interest is not impaired, the Bankruptcy Code deems that the holder of such claim or interest has accepted the plan and the plan proponent and need not solicit such holder's vote.

     The holder of a Claim against the Debtors that is "impaired" under the Plan is entitled to vote to accept or reject the Plan if (a) the Plan provides a distribution in respect of such Claim, and (b)(i) the Claim has been scheduled by the Debtors (and such claim is not scheduled as disputed, contingent or unliquidated), or (ii) it has filed a proof of claim on or before the Bar Date applicable to such holder, pursuant to Sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rule 3018(a), upon application of the holder of the Claim with respect to which there has been objection, temporarily allows the Claim in an amount that the Bankruptcy Court deems proper for the purpose of accepting or rejecting the Plan.

     A vote may be disregarded if the Bankruptcy Court determines, pursuant to
Section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Procedures Order also sets forth assumptions and procedures for tabulating ballots that are not compiled fully or correctly.

     B.   Classes Impaired Under the Plan

     Class 4 is impaired under, and entitled to vote on, the Plan. The Class 5 Zany Brainy Common Stock will not receive a distribution under the Plan. They are deemed to have rejected the Plan under Section 1126(g) of the Bankruptcy Code and their votes will not be solicited.

     All other classes of Claims are unimpaired under the Plan, are deemed under
Section 1126(f) of the Bankruptcy Code to have accepted the Plan, and their votes to accept or to reject the Plan will not be solicited. Acceptances of the Plan are being solicited only from those who hold Claims or Interests in an impaired Class whose members will receive a distribution under the Plan.

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

XII. CONCLUSION

     This Disclosure Statement was approved by the Bankruptcy Court after notice and a hearing. The Bankruptcy Court has determined that this Disclosure Statement contains information adequate to permit holders of Claims and holders of Interests to make an informed judgment about the Plan. Such approval, however, does not mean that the Bankruptcy Court recommends either acceptance or rejection of the Plan.

     A.   Hearing on and Objections to Confirmation

          1.   Confirmation Hearing

     The hearing on confirmation of the Plan has been scheduled for March 6, 2002, at 5:00 p.m. Such hearing may be adjourned from time to time by announcing such adjournment in open court, all without further notice to parties in interest, and the Plan may be modified by the Debtors pursuant to Section 1127 of the Bankruptcy Code prior to, during, or as a result of that hearing, without further notice to parties in interest.

          2.   Date Set for Filing Objections to Confirmation

          The time by which all objections to confirmation of the Plan must be filed with the Bankruptcy Court and received by the parties listed in the Notice of the Confirmation Hearing has been set for February 26, 2002, at 4:00 p.m. A copy of that Notice has been transmitted with this Disclosure Statement.

                 [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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

     B.   Recommendation

     The Plan provides for an equitable distribution to creditors, and provides the largest recovery for all creditors. The Debtors and Committee believe that any alternative to confirmation of the Plan, such as Chapter 7 liquidation or attempts by another party in interest to file a plan, would not generate better returns to any Class of creditors than such creditors will receive under the Plan. FOR THESE REASONS, THE DEBTORS AND COMMITTEE URGE YOU TO RETURN YOUR BALLOT ACCEPTING THE PLAN.

Dated: January 18, 2002
                                         The Debtors


                                         By:  /s/ John Reilly
                                              ---------------------------
                                              John Reilly
                                              Chief Liquidating Officer


                                         The Committee


                                         By:  /s/ John Lee
                                              ---------------------------
                                              John Lee
                                              Committee Co-Chair

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